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                                                                    Exhibit 4.18

                                                                           FINAL

                                   ----------

                                  RULES OF THE
                                 PROTHERICS PLC
                          2005 LONG TERM INCENTIVE PLAN

                                   ----------

APPROVED BY SHAREHOLDERS OF THE COMPANY AT AN EXTRAORDINARY GENERAL MEETING HELD ON 27 JANUARY 2005

APPROVED BY THE BOARD AT A MEETING HELD ON 17 FEBRUARY 2005

                                (DELOITTE LOGO)

                                4 BRINDLEY PLACE
                                BIRMINGHAM B1 2HZ

                               TEL: 0121 632 6000

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                                    CONTENTS

1.  DEFINITIONS AND INTERPRETATION........................................    3
2.  GRANT OF OPTIONS......................................................    9
3.  LIMIT ON SHARE ISSUE..................................................   11
4.  RIGHTS OF EXERCISE AND LAPSE OF OPTIONS...............................   12
5.  TAKEOVER, RECONSTRUCTION AND WINDING-UP...............................   14
6.  MANNER OF EXERCISE....................................................   17
7.  ISSUE OR TRANSFER OF SHARES...........................................   18
8.  ADJUSTMENTS...........................................................   19
9.  ADMINISTRATION........................................................   20
10. ALTERATIONS...........................................................   21
11. LEGAL ENTITLEMENT.....................................................   23
12. GENERAL...............................................................   24

                                  RULES OF THE

                                 PROTHERICS PLC
                         2005 LONG TERM INCENTIVE PLAN

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below.

"APPROPRIATE PERIOD"             The meaning given by Paragraph 26(3) of
                                 Schedule 4 to ITEPA.

"ANNUAL REMUNERATION"            The higher of:

                                 (A)  the annual rate of the Participant's
                                      remuneration (exclusive of bonuses and
                                      commissions in the form of cash, Shares or other assets and of benefits-in-kind,) from all Participating Companies at the Date of Grant; and

                                 (B) the remuneration (exclusive of bonuses and commissions in the form of cash, Shares or other assets and of benefits-in-kind) paid or payable to the Participant by all Participating Companies in, or in respect of, the 12 months immediately preceding the Date of Grant

"BOARD" The board of directors for the time being of the Company or a duly authorised committee thereof.

"COMMITTEE"                      Either:

                                 (A)  in relation to the grant of Options to
                                      executive directors of the Company, the
                                      remuneration committee; or

                                 (B)  in relation to the grant of Options to
                                      other

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
                                      directors and employees, such other duly authorised committee of the Board as may be appointed from time to time.

"COMPANY"                        Protherics PLC registered in England and Wales
                                 under No. 02459087.

"CONTROL"                        The meaning given by Section 840 of the Taxes
                                 Act.

"DAILY OFFICIAL LIST"            The register of listed securities and the
                                 prices of transactions published by the London
                                 Stock Exchange.

"DATE OF GRANT"                  The date on which an Option is granted.

"DEALING DAY"                    Any day on which the London Stock Exchange is
                                 open for the transaction of business.

"DIVIDEND PAYMENT DATE"          A day upon which dividends are paid to holders
                                 of Shares.

"ELIGIBLE EMPLOYEE"              Any person who at the Date of Grant is:

                                 (A)  an employee of a Participating Company,
                                      who is not a director, or

                                 (B)  an executive director of a Participating
                                      Company who devotes substantially the
                                      whole of his working time to the business of a Participating Company; and

                                 (C) more than six months from his anticipated date of Retirement.

"EMPLOYEES' SHARE SCHEME"        The meaning given by Section 743 of the
                                 Companies Act 1985.

"EXECUTIVE SHARE OPTION PLAN"    A share option plan in which participation is
                                 discretionary (for the avoidance of doubt,
                                 excluding any Sharesave Plan).

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
"GRANT PERIOD"                   The period of 42 days commencing on the day
                                 after any of the following days:

                                 (A)  the day on which the Plan is adopted by
                                      the Company;

                                 (B)  the day on which the Company makes an
                                      announcement of its results for the last preceding financial year, half-year or other period;

                                 (C) any day on which the Grantor resolves that exceptional circumstances exist which justify the grant of Options;

                                 (D)  any day on which any change to the
                                      legislation affecting Executive Share
                                      Option Plans is proposed or made;

                                 (E)  the date of commencement of an Eligible
                                      Employee's employment with a Participating
                                      Company provided that the Eligible
                                      Employee is not already employed by a
                                      Participating company, but only in respect of that Eligible Employee;

                                 PROVIDED THAT if by reason of primary or secondary legislation, regulation or government directive or by reason of any agreement to which the Company is or maybe a party, the Grantor is restricted from granting Options under the Plan during the period specified above the relevant Grant Period shall be 42 days commencing on the day after the restriction is lifted.

"GRANTOR"                        The Committee (acting on behalf of the Company)
                                 or the Board or the Trustees acting on the

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
                                 recommendation of, or with the consent of, the Committee, as the case may be.

"GROUP MEMBER"                   A Participating Company or a body corporate
                                 which is (within the meaning of Section 736 of
                                 the Companies Act 1985) the Company's holding
                                 company or a Subsidiary of the Company's
                                 holding company.

"ITEPA"                          The Income Tax (Earnings and Pensions) Act
                                 2003.

"LONDON STOCK EXCHANGE"          London Stock Exchange plc or any successor body
                                 carrying on the business of London Stock
                                 Exchange plc.

"MARKET VALUE"                   In relation to a Share on any day:

                                 (A) if and so long as the Shares are listed on the London Stock Exchange, their closing middle market quotation (as derived from the Daily Official List) for the immediately preceding Dealing Day, or

                                 (B) in any other case, their market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 or similar non-UK legislation.

"OPTION" A right to acquire Shares under the Plan which is either subsisting or is proposed to be granted.

"OPTION PERIOD"                  The period commencing on the Date of Grant and
                                 terminating on the latest date determined by
                                 reference to Rule 2.6.4.

"OPTION PRICE"                   The price per Share, as determined by the
                                 Grantor at the Date of Grant, at which an
                                 Eligible Employee may acquire Shares upon the
                                 exercise of an Option granted to him, being not
                                 less than their nominal value if the

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
                                 shares are to be subscribed, but subject to any adjustment pursuant to Rule 8.

"PARTICIPANT"                    Any Eligible Employee to whom an Option has
                                 been granted, or (where the context so admits)
                                 the personal representative of any such person.

"PARTICIPATING COMPANY"          (A)  The Company; and

                                 (B)  any other company which is under the
                                      Control of the Company, and is a
                                      Subsidiary of the Company except one which the Grantor has designated shall not be a Participating Company.

"PERFORMANCE PERIOD"             The period of three years from the Date of
                                 Grant by reference to which the Grantor will
                                 determine whether the conditions imposed under
                                 Rule 2.3 have been fulfilled.

"PLAN"                           The Protherics PLC 2005 Long Term Incentive
                                 Plan in its present form or as from time to time amended in accordance with the provisions hereof.

"RECOGNISED INVESTMENT           The meaning given by the Financial Services and
EXCHANGE"                        Markets Act 2000.

"RETIREMENT"                     Retirement on or after the date specified in
                                 the Participant's contract of employment.

"RULES" The rules of the Plan as amended from time to time.

"SHARE" A fully paid ordinary share in the capital of the Company.

"SHARESAVE PLAN"                 A savings related share option plan approved
                                 under Schedule 3 to ITEPA.

"SUBSIDIARY"                     The meaning given by Section 736 of the
                                 Companies Act 1985.

"TAX LIABILITY"                  A liability to account for any tax, national
                                 insurance, social security or other levy in
                                 respect of an Option by the Company or any
                                 Participating Company ("the Relevant Company"),
                                 whether by reason of grant, exercise or
                                 otherwise, including for the avoidance of
                                 doubt:

                                      (A) any liability to pay secondary Class 1
                                      National Insurance Contributions for which an agreement or election has been entered into under paragraph 3 A or 3B of Schedule
                                      1 to the Social Security Contributions and
                                      Benefits Act 1992 ("National Insurance
                                      Election"); and

                                      (B) any liability arising after
                                      termination of a Participant's employment for whatever reason and which may arise or be incurred in any jurisdiction whatever, and by the law of the same jurisdiction may or shall be recovered from the person entitled to the Option, but subject to (A) above, not including any secondary Class 1 National Insurance
                                 Contributions.

"TAXES ACT"                      The Income and Corporation Taxes Act 1988.

"TREASURY SHARES"                Any shares bought and held by the Company in
                                 accordance with Section 162A(3) of the
                                 Companies Act 1985 (as amended).

"TRUSTEES"                       The trustee or trustees for the time being of
                                 any employee benefit trust established for the
                                 benefit of all or substantially all of the
                                 Eligible Employees.

1.2 Words and expressions not otherwise defined herein have the same meaning they have in the Taxes Act or ITEPA (as the case may be).

1.3 Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4 Reference in the Rules of the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these Rules on the same basis as if they were an Act of Parliament.

1.5 The headings in the Rules of the Plan are for the sake of convenience only and should be ignored when construing the Rules.

2.   GRANT OF OPTIONS

2.1 The Grantor may during a Grant Period grant Options at the Option Price to such Eligible Employees as it may in its absolute discretion determine.

2.2 When granting an Option, the Grantor may make its exercise conditional upon an Eligible Employee agreeing to enter into a National Insurance Election (or its overseas equivalent to the extent this is lawful).

2.3 The Grantor must at the Date of Grant impose such condition or conditions on the exercise of an Option as it may determine. Such conditions:

     2.3.1 must be objective and stated in writing at the Date of Grant; and

     2.3.2 must not be waived, varied or amended by the Grantor unless in accordance with the terms of such conditions or where events happen which cause the Grantor, acting fairly and reasonably, to consider that a waived, varied or amended condition would be appropriate and that the waived, varied or amended condition would not be more or less difficult to satisfy than the condition first imposed.

2.4 The Grantor may from time to time set limits for the Market Value (measured at the relevant Date of Grant) of Shares which may be placed under option to any Eligible Employee in respect of any financial year of the Company, by reference to that Eligible Employee's Annual Remuneration PROVIDED THAT no Eligible Employee shall be granted Options which would, at the time they are granted, cause the aggregate Market Value of Shares which he may acquire, in pursuance of Options granted to him under the Plan in any financial year to exceed 100% of his Annual Remuneration (other than in exceptional circumstances, at the discretion of the Grantor). If such limits have been set, they may not be exceeded without the prior approval of the Board provided that no account shall be taken of any Shares which may be acquired pursuant to any Option granted solely for the purpose of ensuring that a Participant is not materially disadvantaged by agreeing to enter into a National Insurance Election or its overseas equivalent to the extent this is lawful.

2.5 The grant of an Option or the delivery of any shares following its exercise shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of the London Stock Exchange and any other Recognised Investment Exchange on which the Shares are traded.

2.6 The grant of an Option shall be evidenced by execution of a legally binding document on behalf of the Company which document may be in respect of an individual Option or any number of Options granted at the same time. As soon as practicable after the Date of Grant, the Grantor shall issue to each Participant a certificate in respect of the Option which may be under the autographic or facsimile signature of an officer of the Company and in such form as the Grantor may from time to time prescribe. Such certificate must state:

     2.6.1 the Option Price;

     2.6.2 the number of Shares over which the Option has initially been granted to the Participant;

     2.6.3 any condition or conditions imposed pursuant to Rule 2.3 on the exercise of the Option;

     2.6.4 the first date on which any part of the Option becomes capable of exercise and any subsequent dates on which any remaining part of the Option becomes capable of exercise;

     2.6.5 the Date of Grant; and

     2.6.6 the date on which the Option will lapse pursuant to Rule 4.4.1.

2.7  No payment by the Participant shall be required on the grant of an Option.

2.8 Subject to the rights of exercise by the Participant's personal representatives pursuant to Rule 4.2, every Option shall be personal to the Participant to whom it is granted and shall not be transferable or in any way alienable without the prior written agreement of the Grantor and such transfer shall be subject to such conditions as the Board may prescribe at that time.

2.9 A Participant may surrender his Option in whole or in part within the period of 30 days immediately following the Date of Grant and if an Option, or any part of an Option, is so surrendered, it shall be deemed for all purposes not to have been granted.

3.   LIMIT ON SHARE ISSUE

3.1 The number of Shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of Shares which have been allocated during that and the previous nine years under the Plan and under any other Employees' Share Scheme (including a Sharesave plan) adopted by the Company or any other company when it is under the Company's Control, exceed such number as represents ten per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.2  In determining the above limit:

     3.2.1 any Shares allocated to the Trustees under the Plan and any other Employees' Share Scheme (including, for the purposes of Rule 3.1 only, a Sharesave plan) adopted by the Company shall be included;

     3.2.2 any Shares allocated in satisfaction of an Option pursuant to Rule
          7.7 shall be included;

     3.2.3 no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised, including pursuant to Rule 2.9 above; and

     3.2.4 no account shall be taken of any Shares where the right to acquire such Shares has been or is to be satisfied other than by the issue or allotment of any part of the share capital of the Company.

3.3 For the avoidance of doubt, references in this Rule 3 to the "allocation" of Shares shall mean, in the case of any share option plan, the placing of unissued Shares or Treasury

     Shares under option, and, in relation to other types of Employees' Share Schemes, shall mean the issue and allotment of Shares or Treasury Shares.

4.   RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

4.1  An Option:

     4.1.1 save as provided in Rules 4.2, 4.3, and 5 below, shall not be exercised earlier than the third anniversary of the Date of Grant, or such other later or earlier date as is determined by the Grantor at the Date of Grant pursuant to Rule 2.6.4.

     4.1.2 save as provided in Rules 4.2, 4.3 and 5 below, may only be exercised by a Participant whilst he is a director or employee of a Group Member; and

     4.1.3 may only be exercised if any conditions upon exercise (as waived, varied or amended) imposed pursuant to Rule 2.3 have been fulfilled to the satisfaction of the Grantor unless the Grantor, in its absolute discretion determines otherwise.

4.2 An Option may be exercised in the period of one year following the death of a Participant subject to Rule 4.1.3 unless the Grantor determines otherwise.

4.3 If a Participant ceases to hold office or employment with a Group Member as a result of exceptional circumstances as determined at the discretion of the Grantor, acting fairly and reasonably, within three months of the cessation, an Option may be exercised, having regard to the extent that the conditions imposed under rule 2.3 have been met and to reflect the period during which the Participant continued to hold office or employment during the Performance Period, unless the Grantor determines otherwise, PROVIDED THAT an Option cannot be exercised under Rule 4.3 prior to the Grantor exercising its discretion.

4.4 Options shall lapse upon the occurrence of the earliest of the following events:

     4.4.1 the tenth anniversary of the Date of Grant;

     4.4.2 the expiry of any of the periods specified in Rules 4.2, 4.3 (save that if at the time any of the applicable periods under Rules 4.3 expire, time is running under the period in Rule 4.2, the Option shall not lapse by reason of this Rule 4.4.2 until the expiry of the period specified in Rule 4.2);

     4.4.3 the expiry of any of the periods specified in Rules 5.1, 5.3, 5.4 and
          5.5 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 5.1, 5.3 or 5.4) pursuant to Rule 5.6;

     4.4.4 the Participant ceasing to hold an office or employment or giving or being given notice to terminate employment with a Group Member in any circumstances other than:

          4.4.4.1 where the cessation of office or employment arises on any of the grounds specified in Rules 4.2, or 4.3 provided that an Option shall not be regarded as having lapsed pursuant to this Rule 4.4.4.1 if the Grantor determines within three months of the Participant ceasing to hold his office or employment that the Participant ceased to hold the office or employment in accordance with Rule 4.3; or

          4.4.4.2 where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 5 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 5.1, 5.3 or 5.4) pursuant to Rule 5.6.

     4.4.5 subject to Rule 5.5, the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

     4.5.6 the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

     4.5.7 the Participant purporting to transfer or dispose of the Option or any rights in respect of it other than as permitted under Rule 2.8.

4.5 No Option may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would not be in accordance with the "Model Code on Directors' Dealings in Securities" issued by the UK Listing Authority as amended from time to time.

4.6 For the purpose of this Plan, no person shall be treated as ceasing to hold an office or employment with a Group Member by virtue of which that person is eligible to participate in the Plan until that person ceases to hold any office or employment with any Group Member.

4.7 For the purpose of this Plan, a woman on maternity leave will not cease to hold an office or employment with a Group Member until the earlier of the date on which she notifies her employer of her intention not to return or the date on which she ceases to have statutory or contractual rights to return to work.

4.8 If there is any conflict between any of the provisions of this rule 4 the provision which results in the shortest exercise period of the Option will prevail. However, the Grantor may permit an Option holder to exercise his Options within any applicable longer period set out in rules 4.2 and 4.3.

5.   TAKEOVER, RECONSTRUCTION AND WINDING-UP

5.1 Subject to Rules 5.3, 5.4 and 5.6 below, if any person obtains Control of the Company as a result of making, either:

     5.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company (which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

     5.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares,

     (in either case disregarding any shares already owned by it or by any company associated with it), an Option may, subject to Rule 5.10 be exercised within six months (or such earlier date as the Grantor may determine) of the earliest of:

     (a) the date, being prior to the date on which the person making the offer under Rule 5.1.1 or 5.1.2 obtains Control of the Company, on which the Board resolves that, in its reasonable opinion, to do otherwise would result in a loss of a corporation tax deduction pursuant to Schedule 23 of the Finance Act 2003; or

     (b) the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

     In each case, the Grantor shall notify Participants in writing as soon as possible and in any event with sufficient time to exercise their Options. Such exercise of Options shall be done in accordance with any procedure set down by the Grantor.

5.2 For the purpose of Rule 5.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it.

5.3 If any person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 subject to Rule 5.10 an Option may be exercised within a period of four weeks beginning with the date on which that person becomes so bound or entitled.

5.4 Subject to Rule 5.6, if under Section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation with any other company or companies, the following apply:

     5.4.1 the Company shall give notice thereof to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement;

     5.4.2 the Participant may then, subject to Rule 5.10 exercise the Option subject to the terms of this Rule 5.4 before the earlier of the expiry of six months from the date of such notice and the date on which the Court sanctions the compromise or arrangement;

     5.4.3 the exercise of an Option under this Rule 5.4 shall be conditional on:

          5.4.3.1 such compromise or arrangement being sanctioned by the Court, and

          5.4.3.2 the Participant agreeing to transfer or otherwise deal with any Shares issued to him in order that he is placed in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement;

     5.4.4 the Option shall then lapse conditionally on such compromise or arrangement sanctioned by the Court becoming effective.

5.5 If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall give notice thereof to all Participants. Subject to Rule 5.6, and subject to Rule 5.10 an Option may then be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned sine die provided that any such exercise of an Option pursuant to this Rule 5.5 shall be conditional upon the said resolution being duly passed. If such resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse immediately.

5.6 If Options become exercisable pursuant to any of Rules 5.1, 5.3 or 5.4 above (where this occurs as a result of a company obtaining Control in the case of Rules 5.1 and 5.4 or as a result of a company becoming bound or entitled in accordance with Rule 5.3), any Participant may at any time within the Appropriate Period, by agreement with the relevant company, release any Option which has not lapsed ("the Old Option") in consideration of the grant to him of an Option ("the New Option") which is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company).

5.7 For the purposes of Rule 5.6 the provisions of the Plan shall be construed as if:

     5.7.1 the New Option was an option granted under the Plan at the same time as the Old Option;

     5.7.2 except for the purpose of the definition of "Participating Company" in Rule 1 and the reference to "the Company" in Rule 10.2, the reference to Protherics PLC in the definition of "the Company" in Rule 1 were a reference to the different company mentioned in Rule 5.6;

     5.7.3 subject to Rule 5.7.4 any conditions specified pursuant to Rule 2.3 shall not apply; and

     5.7.4 where Rule 5.8 applies, any conditions specified pursuant to Rule 2.3 shall apply in their original form unless the Grantor determines in accordance with Rule 2.3.2 that it would be appropriate for such conditions to be varied or waived in full or in part.

5.8  Rules 5.1,5.3 and 5.4 above shall not apply where:

     5.8.1 the events form part of a scheme or arrangement whereby Control of the Company is obtained by another company ("the Acquiring Company");

     5.8.2 immediately after the Acquiring Company obtains Control, the issued equity share capital of the Acquiring Company is owned substantially by the same persons who were equity shareholders of the Company immediately prior to the Acquiring Company obtaining Control; and

     5.8.3 the Acquiring Company has agreed to grant new options in accordance with Rule 5.6 in consideration for the release of any Options which have not lapsed.

5.9 If the Company has been or will be affected by any demerger, dividend in specie, super dividend or other transaction which will adversely affect the current or future value of any Options, the Grantor may, acting fairly, reasonably and objectively, allow all such Options (but not some only) to be exercised conditionally on such event happening. The Grantor will specify the period of exercise of such Options. The Grantor will notify any Participant who is affected by this Rule.

5.10 Where rules 5.1, 5.3, 5.4 or 5.5 apply in deciding whether and to what extent Options will vest, the Grantor shall have regard as appropriate to the extent to which the Performance Period has elapsed and any conditions specified pursuant to Rule 2.3 have been met.

5.11 Where Rules 5.1, 5.3, 5.4 or 5.5 apply, Options shall lapse to the extent not already exercised following the expiry of any specified period.

6.   MANNER OF EXERCISE

6.1  An Option may be exercised, in whole or in part.

6.2 An Option may be exercised by the delivery to the Company Secretary (as agent for the Grantor), or his duly appointed agent, of an option certificate covering at least all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with a remittance for, or authorisation for the payment of, the total Option Price payable to the Company (as agent for the Trustees where the Trustees have agreed to satisfy the Option) in respect of the Shares over which the Option is to be exercised, unless the Grantor determines that a difference exercise procedure should apply.

6.3 If any conditions must be fulfilled before an Option may be exercised, the delivery of the certificate shall not be treated as effecting the exercise of an Option unless and until the Grantor is satisfied that the conditions have been fulfilled. The Grantor shall state whether the conditions have been fulfilled to its satisfaction as soon as practicable following the expiry of any performance period over which the fulfilment of conditions was to be measured or where a performance period is not relevant within 14 days of receipt of the documentation referred to above.

6.4 The effective date of exercise shall be the later of the date of delivery of the notice of exercise; if appropriate, the date of payment; and the date that the Grantor states that the conditions imposed by Rule 2.3 have been fulfilled, if applicable. For the purposes of this Plan a notice of exercise shall be deemed to be delivered when it is received by the Company.

6.5 In the event that any Tax Liability becomes due on the exercise of an Option, the Participant will be deemed to have given irrevocable instructions to the Company's brokers (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on the exercise of the Option to realise an amount equal to the Tax Liability and the payment of the Tax Liability to the Relevant Company, unless:

     6.5.1 the Relevant Company is able to deduct an amount equal to the whole of the Tax Liability from the Participant's net pay for the relevant pay period; or

     6.5.2 the Participant has paid to the Relevant Company an amount equal to the Tax Liability, or

     6.5.3 the Grantor determines otherwise.

7.   ISSUE OR TRANSFER OF SHARES

7.1 Subject to Rule 7.3 Shares to be issued pursuant to the exercise of an Option shall be allotted to the Participant (or his nominee) within 30 days following the date of effective exercise of the Option.

7.2 Subject to Rule 7.3, the Grantor shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the date of effective exercise of the Option.

7.3 The allotment or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.5 above.

7.4 Shares issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the date of exercise.

7.5 If Shares are transferred pursuant to the Plan the Participant shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of exercise.

7.6 If and so long as the Shares are listed on the London Stock Exchange, the Company shall apply for listing of any Shares issued pursuant to the Plan as soon as practicable after the allotment thereof.

7.7 The Grantor, in its discretion, may determine that, at any time that a Participant who exercises his Option shall not pay the Option Price, but shall instead receive an amount in Shares or in cash or a combination thereof equal to the amount by which the Market Value of the Shares on the date of exercise exceeds the Option Price. The Company shall return to the Participant any Option Price already paid in respect of the exercise of the Option.

8.   ADJUSTMENT

8.1 The number of Shares over which an Option is granted, the conditions of exercise and the Option Price thereof (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired) shall be adjusted in such manner as the Grantor shall determine following any capitalisation issue, demerger, any offer or invitation made by way of rights, subdivision, consolidation, reduction, other variation in the share capital of the Company or any other exceptional event which in the reasonable opinion of the Grantor justifies such an adjustment, to the intent that (as nearly as may be without involving fractions of a Share) the aggregate Option Price payable in respect of an Option shall remain unchanged.

8.2 The number of Shares over which an Option is granted shall be increased by an additional number on each Dividend Payment Date that occurs during the Performance Period. The additional number of Shares shall be calculated by multiplying the number of Shares under the Option immediately prior to the Dividend Payment Date by the dividend, and then dividing the product by the Market Value of a Share on the Dividend Payment Date (as nearly as may be without involving fractions of a Share). The Option Price shall be correspondingly reduced so that the aggregate Option Price payable in respect of an Option shall remain unchanged.

8.3 Apart from pursuant to this Rule 8.3, no adjustment under Rule 8.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Option Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

8.4 The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 8 and to call in, cancel, endorse, issue or reissue any certificate consequent upon such adjustment.

9.   ADMINISTRATION

9.1 Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by electronic means or post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

9.2 The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

9.3 In the case of partial exercise of an Option, the Grantor may in consequence call in, endorse, cancel and reissue, as it considers appropriate, any certificate for the balance of the Shares over which the Option was granted.

9.4 If any certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

9.5 The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or the Grantor shall procure that sufficient are available for transfer to satisfy all Options under which Shares may be acquired.

9.6 The Plan shall be administered by the Board. The Board shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan, to amend the Plan to correct any errors or mistakes of procedure, and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties.

9.7 The costs of introducing and administering the Plan shall be borne by the Participating Companies.

10.  ALTERATIONS

10.1 Subject to Rules 10.2 and 10.4, the Board may at any time (but only with the prior consent of the Trustees if there are subsisting Options which they have agreed to satisfy or which will be affected by the alteration or addition) alter or add to all or any of the provisions of the Plan in any respect.

10.2 Subject to Rule 10.3, no alteration or addition to the material advantage of Participants or employees shall be made under Rule 10.1 to:

     10.2.1 the definition of "Eligible Employee";

     10.2.2 the limits in Rules 2 and 3;

     10.2.3 any rights attaching to the Options and the Shares;

     10.2.4 the rights of Participants under Rule 8; and

     10.2.5 the terms of this Rule 10.2,

     without the prior approval by ordinary resolution of the members of the Company in general meeting.

10.3 Rule 10.2 shall not apply to any minor alteration or addition which is to benefit the administration of the Plan, or to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, or any Subsidiary of the Company or any Participant.

10.4 No alteration or addition shall be made under Rule 10.1 which would materially abrogate or adversely affect the subsisting rights of a Participant unless it is made:

     10.4.1 with the consent in writing of such number of Participants as hold Options under the Plan to acquire 75 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were exercised; or

     10.4.2 by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants who attend and vote either in person or by proxy,

     and for the purpose of this Rule 10.4 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply mutatis mutandis.

10.5 Notwithstanding any other provision of the Plan other than Rule 10.1 the Grantor may at any time in respect of Options granted to Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan and the terms of Options (whether by way of the establishment of further Plans to apply in overseas territories or otherwise) as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws, provided that:-

     10.5.1 the terms of Options granted to such Eligible Employees are not overall more favourable than the terms of Options granted to other Eligible Employees; and

     10.5.2 any Shares made available in respect of such Options shall be treated as counting against the limits contained in Rules 2.4 and Rule 3.

10.6 As soon as reasonably practicable after making any alteration or addition under Rule 10.1, the Board shall give written notice thereof to any Participant materially affected thereby.

10.7 No alteration shall be made to the Plan if following the alteration the Plan would cease to be an Employees' Share Scheme.

10.8 No alteration to the Plan under this Rule 10 shall require the consent of any person unless expressly provided in the Rules.

11.  LEGAL ENTITLEMENT

11.1 Nothing in the Plan or in any instrument executed pursuant to it will confer on any person any right to continue in employment nor will it affect the right of any Group Member to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Grantor or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:

     11.1.1 the lapsing of any Option pursuant to the Plan;

     11.1.2 the failure or refusal to exercise any discretion under the Plan; and/or

     11.1.3 a Participant ceasing to be a person who has a service relationship for any reason whatever.

11.2 Options shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

11.3 Nothing in the Plan shall be deemed to give any employee of any Participating Company any right to participate in the Plan.

11.4 Any person who ceases to have the status or relationship of an employee with any Group Member as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss of alteration of any rights, benefits or expectations in relation to any Option, the Plan or any instrument executed pursuant to it.

11.5 The benefit of this Rule 11 is given to the Company for itself and as trustee and agent of each Group Member.

12.  GENERAL

12.1 The Plan shall terminate upon the tenth anniversary of its approval by the Company or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

12.2 By participating in the Plan, a Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan, including, but not limited to administering and maintaining Participant records, providing information to the Trustees, registrars, brokers, savings carrier or other third party administrators of the Plan, providing information to future purchasers of the Company or the business in which the Participant works and transferring information about the Participant to a country or territory outside the European Economic Area.

12.3 The Company and any Subsidiary of the Company may provide money to the Trustees or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary's employees.

12.4 These Rules shall be governed by and construed in accordance with the laws of England and Wales.

                                 PROTHERICS PLC

               (Registered in England and Wales: Number 02459087)

Certificate No: [___]

                                 PROTHERICS PLC
                          2005 LONG TERM INCENTIVE PLAN
                       UNAPPROVED SHARE OPTION CERTIFICATE

THIS IS TO CERTIFY
That

Name
Of
Address

is the holder of an Option over [___] [Ordinary Shares] of [___] each in the capital of the Company at an exercise price of L[___] per share in accordance with the Rules of the Protherics PLC 2005 Long Term Incentive Plan.

The Date of Grant of this Option is [date].

This Option is not transferable to any person and shall lapse if any attempt is made to transfer, assign or charge it.

It shall in any event lapse on [tenth anniversary or any earlier date] to the extent that it has not been exercised.

Exercise of this Option is subject to the conditions imposed by the Board as attached to this Certificate.

This Option is an Unapproved Option for UK tax purposes.

If you do not wish to accept this Option you may surrender it in writing to the Company Secretary within 30 days of the Date of Grant.

EXECUTED as a DEED by Protherics PLC acting by


-------------------------------------   ----------------------------------------
              Director                            Director/Secretary]

THIS IS AN IMPORTANT DOCUMENT: PLEASE KEEP IT IN A SAFE PLACE.

                                 PROTHERICS PLC
                         2005 LONG TERM INCENTIVE PLAN

                           OPTION TERMS AND CONDITIONS

Unless a term is defined in these Option Terms and Conditions, the definitions in Rule 1.1 of the Plan shall apply.

PERFORMANCE CONDITIONS

The exercise of this Option is subject to the following condition(s):

- That the Remuneration Committee is reasonably satisfied that the Company has achieved sound underlying financial performance over the Performance Period, and

- The achievement by the Company of the following Total Shareholder Return ("TSR") targets against a comparator group consisting of the primary listed components of the FTSE All Share Pharmaceuticals and Biotech Index (but excluding those companies in the FTSE 100), as detailed in the table below over the Performance Period

PROTHERICS PLC TSR RELATIVE   % OF TOTAL AWARD VESTING
    TO COMPARATOR GROUP          ON A SLIDING SCALE
---------------------------   ------------------------
Upper decile                            100%
Upper quartile                           80%
Median                                   30%
Below Median                            Nil

"Total Shareholder Return" means the total shareholder return of the Company averaged across a period of three months before the Date of Grant and three months before the date on which the Performance Period ends, in order to calculate the proportion of the award vesting measured on the assumption that dividends are reinvested and on such other assumptions and basis and averaged over such period as the Remuneration Committee decides.

EXERCISE DATES

Subject to satisfaction of the Performance Conditions, the Option may be exercised on the third anniversary of the Date of Grant.

TAXATION

It is a condition of the exercise of this Option that you satisfy any liability for PAYE and employees' class 1 national insurance contributions that may arise in connection with the grant of the Option or its exercise, assignment or release. You agree to enter into any arrangements required by the Company in relation to such liability.

SATISFACTION OF OPTION

The Company reserves the right to determine that, upon exercise of any part of this Option, you shall not pay the Option Price, but shall instead receive an amount in Shares or in cash or a combination of cash and shares equal to the amount by which the Market Value of the

Shares on the date of exercise in respect of which the Option is exercised exceeds the Option Price.

                                 PROTHERICS PLC
                         2005 LONG TERM INCENTIVE PLAN

                     NOTICE OF EXERCISE - UNAPPROVED OPTION

TO: The Company Secretary
    Protherics PLC
    The Heath Business and Technical Park
    Runcom
    WA7 4QF

I HEREBY exercise the Option evidenced by the Share Option Certificate attached in respect of __________________ Ordinary Shares of [___] each in the capital of the Company.

1. I enclose a cheque for L[__] being the aggregate Option Price in respect of those shares; OR

     I enclose completed Instructions to the Company's brokers in respect of the exercise of the Option and the sale of Shares to meet the aggregate Option Price in respect of those shares. (Delete as appropriate)(1)

2. I enclose a cheque payable to [the Company] for L_____ in respect of the estimated Tax Liability arising in connection with the exercise of my Option. If my Tax Liability is greater than the amount I have paid I authorise you to deduct any outstanding Tax Liability in relation to the Option from my salary; OR

     I authorise the Company or its duly appointed agent to sell such number of the Shares registered in my name as will enable it (after payment of all necessary selling expenses and commissions) to recover and retain for itself from the sale proceeds an amount equal to such Tax Liability and then account to me for any cash balance remaining and generally to sign any stock transfer form or other document or documents which may be required. (Delete as appropriate)(2)

3. I understand that no Shares will be issued or transferred to me until ALL of my Tax Liability has been satisfied in full.

4. I request that you issue or transfer to me such number of [Ordinary Shares] and I agree to accept the same subject to the Memorandum and Articles of Association of the Company. I authorise you to place my name on the Register of Members in respect of the shares so issued or transferred to me.

5. Please send the share certificate for the said shares, when ready, to me by post at my risk to the address below.


SIGNED:                                 DATE:
        -----------------------------         ----------------------------------
NAME IN FULL
             ------------------------
ADDRESS:
         ----------------------------

----------
(1) You can choose whether you wish to provide your own funds to pay the Option Price or whether you wish to make use of the broker-assisted exercise method.

(2)  You must choose one of these methods for satisfying the Tax Liability.